Exhibit 10.5

DATE January 21, 2005

(1)   RED MILE ENTERTAINMENT, INC

(2)   IR GURUS INTERACTIVE

SOFTWARE DEVELOPMENT AND LICENSING

AGREEMENT

THIS AGREEMENT is made on	January 21, 2005

BETWEEN:

(1)	Red Mile Entertainment, Inc., a Florida Corporation (“the Publisher”) whose principal address is 4000 Bridgeway, Suite 101, Sausalito., CA 94965; and

(2)	IG Gurus Interactive Pty Ltd, an Australian corporation whose principal address is Level 1, 96 Pelham Street, Carlton, Victoria 3053, Australia (the “Developer” or “Licensor”)

(A)

The Developer has completed an Alpha Version and is in the process of completing a Beta Version of an interactive entertainment game for the Initial Machines provisionally entitled “Heroes of the Pacific” (“Product”).

(B)	The Developer has agreed to exclusively license certain rights to the Product on the terms and conditions of this Agreement.

AGREEMENT

1.	DEFINITIONS

1.1	In this Agreement:

“Acceptance Date” in relation to any Gold Master means the date on which it is accepted unconditionally under paragraph 4.5;

“Affiliate” means any corporate entity that controls, is controlled by or is under the common control of a party to this Agreement;

“Alpha Version” means the Version of the Product that is written by or for the Developer that is a playable version of the Product containing substantially all features of the Product, as specified in the Specification with all software modules integrated and working together in a usable and testable fashion. The Alpha Version is expected to undergo further test and revision for levels, design tuning and elimination of possible Product Errors. Some assets may be placeholders for purposes of this Version and this Version may not include software theft protection, and title and legal screens. It also includes a draft of the User Manual and any Supporting Documentation reasonably requested by the Publisher to allow complete feature and functionality testing.

“Beta Version” means the Version of the Product that is written by or for the Developer that is a complete running software Product containing ALL FEATURES of the Product and final-quality game assets, as specified in the Specification plus the incorporation of improvements, corrections and any other errors identified through testing of the Alpha Version of the Product. The Beta Version is a Version which is ready for Publisher to do its quality assurance testing and Developer is ready to fix Errors which may be found by Publisher during its “QA” testing and will include all Original Language assets and be Multi Byte Language compatible. It also includes such information and user instructions that the Publisher reasonably and requires to finish producing a User Manual in the Original Language;

“Conversion” means the preparation of a Product which involves the adaptation or conversion of a Version into a new Version for use on a Machine other than the Initial Machine;

“Co-Publisher” means a licensee with whom Publisher shares to a substantial degree the costs of publishing the Product in a part of the Territory, as opposed to a licensee who bears all of those costs alone and “co-publishing” shall be interpreted accordingly

“Delivery Date” means the relevant Milestone Date specified for delivery of the Gold Master of each Version;

“Developer Trademark(s)” means Developer’s trademark or trade name or art work used in conjunction therewith to identify Developer’s software development business and/or the trademarks and/or trade names and/or artwork used in conjunction therewith;

“End User” means anyone who is the ultimate user of any Product;

“Error” means any known material defect relevant to an End User in a Product including:

(a)	any failure to run the test procedure set out in the Specification;

(b)	any inability to perform repeatedly without interruption, loss of data or erroneously or improperly formatted output;

(c)	any misspelled incorrect text;

(d)	any non-compliance of any Product with any part of the Specification;

“Gold Master” means:

(a)

a non-copy protected and non-encrypted final gold master of a Product for use on an Initial Machine in such physical medium which (i) is sufficiently complete and correct to be released into the final manufacturing process in preparation for commercial release and shipment, in its Original Language and Translations in executable form; and (ii) is accepted for manufacturing and distribution by any applicable third-party licensor whose approval is contractually required prior to manufacturing and distribution of the Version for that Initial Machine. The Gold Master shall be the Beta Version with incorporation of any final improvements and correction of any Product Errors found in the testing of any and all elements of the Beta Version;

(b)	a copy protected final Gold Master of the Version referred to in (a) in its Original Language and related Translations recorded in executable form; and

(c)	in the case of (a) and (b), any necessary supporting software and data including all graphics and sound files.

“Hardware Manufacturers” means Sony Computer Entertainment and Microsoft Corp.

“Initial Machines” means the Sony PS2, Microsoft Xbox and P.C. for which the Product will be developed by the Developer under this Agreement;

“Intellectual Property Rights” means, without limitation, all present and future rights of copyright, patent, registered designs, design rights, trademarks and trade names, neighboring rights or rights analogous to any of the above under any jurisdiction, in each case registered or unregistered and existing now or in the future, including reversions and renewals of such rights and rights to make applications for registration of any such rights and Intellectual Property Rights shall include in particular all rights in any jurisdiction to copy, adapt, translate, broadcast, transmit, publish, perform, reproduce in any medium and otherwise exploit the work or materials concerned;

“Machine” means an object or system of any description, now known or coming into existence in the future, with which a Product may be viewed, played or otherwise used;

“Milestone” means each stage of development of the Product set out alongside a Milestone Date in Schedule 1;

“Milestone Date” means each of the dates for achieving a Milestone in Schedule 1;

“Milestone Payment” means each of the Development Advance payments set out in respect of a Milestone in Schedule 1;

“Minimum Guarantee” means any payments made by Publisher to Developer whether at the commencement of this Agreement or by installments during the course of the development of the Product under this Agreement;

“Multi Byte Character” means a character or single text letter whose character code consists of two or more bytes under a certain character-encoding scheme.

“Multi Byte Languages” means software code that supports Multi Byte Character represented text and characters for one dialect of the Japanese language to be determined by the parties in connection with the preparation of Translations (as defined below).

“Net Sales Receipts” means gross sales less: (i) customary trade cash quantity discounts not to exceed 10% of gross sales, (ii) returns and allowances (including price protection credits), (iii) reasonable deductions for costs incurred in the manufacture of the product, (iv) royalties payable to 3rd party licensors including console manufacturer charge and fees, (v) reasonable marketing costs not to exceed 15.0% of gross sales and (vi) any value added taxes included in gross sales. Net Sales in foreign currencies will be deemed converted into United States Dollars at the rate reported in the Wall Street Journal for the last United States business day of the quarter, or on such other reasonable and fair exchange rate Publisher and Developer may mutually agree.

“Net Royalty Receipts” means any funds received by or credited to Publisher for a sub-license where the Publisher is paid a net amount per unit sold and Publisher has no direct marketing responsibility.

“Original Language” means American English.

“Product” means the software Product currently known as “Heroes of the Pacific” to be produced by the Developer under this Agreement in respect of the Initial Machine and comprising each stage as existing from time to time:

(a)	the Product plots, themes, story lines, characters and sequences;

(b)   all revised, amended and rejected prototypes and materials prepared in connection with the development of the Product;

(c)    all Object Code, graphics, sound effects and music and implementing copy protection routines in each of the Versions;

“Product Names” means all names of characters, scenes, themes, products, sets, processes or other aspects of the Product and all designs of characters, backgrounds and other visual features appearing in the Product;

“Product Title” means “Heroes of the Pacific” or such other title for the Product as may be mutually determined by Publisher and Developer;

“Project Manager(s)” means the person at Developer responsible for the project management of Product;

“Publisher’s Producer” means the person at Publisher responsible for the project management of Product and identified in Schedule 2;

“Quarter End” means 31 March, 30 June, 30 September and 31 December each year during the Term;

“Royalties” means the amounts in US Dollars payable by the Publisher to the Developer in accordance with paragraph 7 of this Agreement;

“Royalty Statement” means the statement of Royalties provided by the Publisher to the Developer under this Agreement;

“Source Code” means all software code and listings (excluding the Developer’s Tools and Technology) generated by the Developer in human readable form in order to create any Version of the Product, together with accompanying sound code, Product notes, flow charts, diagrams, written script of text, audio track and other documentation relating to such code;

“Specification” means the specification for each Version of the Product current from time to time comprising a detailed specification of all game features, mechanics, game structure and technical specifications of the Product;

“Supporting Documentation” means documentation in English containing full and clear information enabling the Publisher and its licensees to support and maintain all aspects of the Product;

“Term” will mean beginning on the date shown on page one of this Agreement and ending three years hence. At the end of the Term, Publisher shall cease manufacturing any additional units of the Product. Publisher may continue to sell units in inventory for an additional three months (“Sell-off Period”) beyond the term. Royalties for sales of Products during the Sell-off Period shall be paid and remitted in accordance with Paragraph 7.

“Territory” means the universe;

“Translation” means a copy of a Version in which text and/or text related graphics and/or dialogue have been translated into French, German, Italian, Spanish, Dutch and one dialect of Japanese, in accordance with paragraph 6 hereof;

“Unit” means a copy of a Version embodied in a medium or format (whether tangible, electronic or otherwise) which is customarily made commercially available to the public;

“User Manual” means a manual containing instructions for End Users clearly expressed and enabling them to operate the Product fully, in a style suitable for the intended age range of End Users;

“Version” means a form of the Product produced by the Developer under this Agreement designed to be compatible with a particular Initial Machine and (where relevant) a particular screen format PAL/NTSC including all prototypes and all Master Copies of that Version, and when used in connection with the name of a Machine shall mean a form of the Product readable and executable on that Machine;

“Virus Free” means that at the time of delivery, the Product shall not contain any known computer Product (detectable by the McAfee anti-virus software current at that time) which copies itself to other storage machines including magnetic tape cassette, memory chip, electronic cartridge, optical disk and magnetic disk and which destroys data, causes damage or creates a nuisance or annoyance to the End User.

“Working Day” means Monday to Friday except for all public holidays observed in the United States or Australia;

1.2

As the context permits, references to people include any legal entity, and partnerships or unincorporated associations, references to the singular include the plural and vice versa, and references to any gender include each other gender.

1.3	“Include” or “including” are used without limitation.

1.4	Headings and titles are used for reference only and do not affect the interpretation of the Agreement.

1.5	Any reference to any paragraph or schedule is a reference to a paragraph or schedule in this Agreement.

2.	PROPRIETARY RIGHTS.

2.1

Publisher’s Rights. Publisher acknowledges and agrees that, the intellectual property rights in the Product and Gold Master shall be the sole and exclusive property of Developer. Publisher’s sole rights shall be those granted elsewhere in this Agreement.

2.1.1

Other versions of the Product. Developer, as owner of the intellectual property known as Heroes of the Pacific, shall decide whether or not to create other video game versions of the Product. Fluent shall have the right of first refusal on reasonable commercial terms to publish any other version of the Product. Under this Agreement other versions include all video game formats know known, including PSP and DS, and their successors (i.e., PS3 is a successor to PS2) and the P.C. The parties agree to negotiate in good faith the terms under which Publisher would publish such products. If the parties are unable to negotiate an agreement within 30 days of Developer noticing Publisher of its desire to create other versions, Developer shall be free to negotiate with other publishers. Prior to completing an agreement with another Publisher, Developer shall offer the Product to Publisher on the same terms and conditions as agreed to with the other publisher. Publisher shall have ten (10) days to elect to match the offer or lose its rights to the other version(s).

2.1.2

Sequels of the Product. Publisher shall have the first right of negotiation for the next sequel to the Product. (For sake of clarity, Fluent has this right for the first sequel. If Publisher and Developer agree to terms for the first sequel, Fluent will have such rights for the second sequel, and so on. Once Fluent has lost the right to a particular sequel, it has lost the right to all future sequels.) If the parties are unable to negotiate an agreement within 30 days of Developer noticing Publisher of its desire to create a sequel, Developer shall be free to negotiate with other publishers. Prior to completing an agreement with another Publisher, Developer shall offer the Product to Publisher on the same terms and conditions as agreed to with the other publisher. Publisher shall have ten (10) days to elect to match the offer or lose its rights to the sequel and all future sequels.

2.2	Developer’s Intellectual Property Rights.

(a) Notwithstanding anything else contained herein, Developer will retain exclusive ownership and control of all of the Intellectual Property Rights in or relating to the Product. Developer hereby grants to Publisher a royalty-bearing, worldwide, exclusive license to: (i) sell copies of the Product in the format delivered to Publisher by Developer only (excluding without limitation the right to modify the Product or exploit it in source code format or in connection with any other product); and (ii) sublicense such rights to sublicensees.

(b)For the avoidance of doubt Publisher shall not (and shall not authorize any third party to) (i) decompile, disassemble or otherwise reverse engineer the source code or underlying algorithms of the Product. This paragraph 2.2(b) shall not apply to software code delivered by Developer to Publisher in accordance with paragraph 6 provided that Publisher shall not use any such code for any purpose other than in order to create Translations.

3.	DEVELOPMENT

3.1

The Developer shall develop the Product for the Initial Machines and in the Original Language(s) in accordance with the Specification. Developer will provide or obtain at its sole cost and expense all necessary programming (including, without limitation, the application of technical knowledge, expertise and the services of personnel) and other production materials required to develop the Product.

3.2

The Developer shall achieve each of the Milestones by the relevant Milestone Date (Publisher to provide reasonable assistance to Developer in respect of meeting the relevant Milestone). On achieving each Milestone, the Developer shall, if requested to do so by the Publisher, deliver to the Publisher all materials relevant to the particular Milestone including in particular copies of the User Manual and Support Documentation with each Alpha and Beta Version. In addition, Publisher may request

Developer deposit Source Code with a mutually agreed upon Escrow Agent in Australia. Publisher shall pay all fees of Escrow Agent. Under the terms of such escrow arrangement, Publisher may request release of the source code from escrow, only if Developer fails to perform such translations or refuses to create them and fails to cure such default as required by paragraph 6.2, below.

3.3	The Developer shall keep the Publisher promptly and regularly informed of all developments, problems, new concepts and ideas in relation to the Product.

3.4	The Developer shall appoint a Project Manager who shall liaise with the Publisher during development of the Product.

3.5

The Developer shall be responsible for initial testing on each Version prior to delivery in accordance with customary testing procedures. The Developer shall prior to delivery correct Errors discovered as a result of that testing, and also (in accordance with the procedure set out in paragraph 5 below) any Errors notified to the Developer by the Publisher following the Publisher’s testing of any Alpha or Beta Versions, or other Product materials supplied before delivery of the Alpha Version, Beta Version and the Gold Master.

3.7

Developer shall be responsible for submitting the Gold Master candidate to the Hardware Manufacturers for approval within five (5) days of receiving the Gold Master approval from the Publisher. Developer and Publisher shall work together to obtain approval of the Gold Master candidate from the Hardware Manufacturers. Should the Gold Master candidate be rejected by either Hardware Manufacturer and such rejection is not due to the acts or omissions of Publisher, and the Developer and Publisher together are unable to correct such deficiencies and obtain approval of the Gold Master by Hardware Manufacturer, Publisher or Developer may terminate this Agreement in accordance with Paragraph 13.2.

4.	DELIVERY AND ACCEPTANCE

4.1

Developer shall submit to Publisher a Version of the Product at each Milestone for approval. Publisher shall (acting reasonably) review the submission for compliance with the relevant parts of the Specification at that Milestone and for Publisher’s continued awareness as to the Product status.

4.2

As soon as reasonably practicable, but in any event within 10 (ten) business days following receipt of a Version of the Product at each Milestone, Publisher’s Producer shall notify the Developer in writing that:

4.2.1	it accepts and approves that Version unconditionally; or

4.2.2	it accepts and approves that Version conditionally on correction of the Errors specified; or

4.2.3	it does not accept or approve that Version

and shall at the same time notify the Developer of the Errors that it is aware of which are contained in that Version which it has not accepted and approved unconditionally. Publisher shall accept and approve unconditionally each Version unless there is an Error in that Version.

4.3	If the Publisher has not have given the Developer such notice under paragraph 4.2 within the said 10 (ten) business days, that Version shall be deemed accepted.

4.4

As soon as reasonably practicable, but in any event no later than 10 Calendar Days (or such other period as the parties may agree) after receiving notice of non-acceptance pursuant to paragraph 4.2, the Developer shall correct the specified Errors at its sole expense and deliver to the Publisher the corrected Version of the Product. Paragraphs 4.2, 4.3 and this paragraph 4.4 shall then apply again in respect of that corrected Version.

4.5

The Developer shall deliver to the Publisher the Gold Master of each Version by the relevant Delivery Date. For the avoidance of doubt, Developer shall deliver a Gold Master for the Original Language Version of the Product and a multi-language Version for all agreed Translations as required by the Hardware Manufacturers, i.e., a US Gold Master for SCEA and one (1) multi-language Gold Master each for SCEE and for SCEI, respectively. The parties acknowledge that in the case of PS2 and XBox, the Hardware Manufacturers shall have the final right to accept or reject such Master. In the case of rejection, Developer shall respond as if such rejection was made by Publisher and shall respond to such rejection in accordance with this paragraph 4.

5.	LICENSE

Developer hereby grants to Publisher, and Publisher hereby accepts, the exclusive right to manufacture, distribute, sell and market the Product in the Territory through any and all channels of distribution known now or created in the future during the Term of this Agreement. Subject as provided in this Agreement, the publishing of the Product including manufacturing, pricing, distribution, marketing, packaging and artwork shall be the responsibility of the Publisher. Publisher shall have the right, subject to approval of Developer, such approval not to be unreasonably withheld, to sublicense the rights licensed hereunder to third parties.

Notwithstanding the provisions of the above paragraph, Publisher represents that the initial suggested retail price (“SRP”) points for the Product produced pursuant to this Agreement will reflect the quality and standard of the Games of similar quality and genre. Publisher represents as to the SRP is a material term of this Agreement; and the SRP may require revision subject to market conditions. In the event that the Publisher reasonably deems a revision to the SRP is required, Publisher may make such change to the SRP (taking into account market conditions, the quality of the Product and the strength of the Product’s intellectual property), informing the Developer in writing of the reasons for such change.

6.	TRANSLATION

6.1

At its own cost, Developer shall be responsible for translating and integrating localized text and voice over material and generating a multi-language Gold Master(s) embodying the Translations at no additional charge, including multi-byte languages, as defined in Translations.

6.2

If the Developer fails to perform such translations or refuses to create them and fails to cure such default within thirty (30) days of receipt of notice from Publisher, Publisher may use a third party for the Translation, the Developer shall supply the Publisher with all Original Language text and/or text related graphics and/or dialogue featured in the relevant Version, to the extent not previously delivered. Developer shall recover the cost of any such translations out of royalties earned.

6.3

If pursuant to this Paragraph 6.2, the Publisher uses a third party to carry out the Translation, the Publisher will sign, and will ensure that its chosen third party signs, a confidentiality undertaking reasonably specified by the Developer which will include, without limitation, undertakings that the Source Code, and any other material, information, data or other things of the Developer will not be used by the persons signing for any purpose other than the development of the Translation and that all such things will be held securely at all times and returned to the Developer when work on the Translation is complete. Developer shall deliver to Publisher any additional work (including part of the Developer’s Tools and Technology) which is necessary to the Publisher in order to complete a Translation.

7.	ROYALTIES

7.1

The Publisher shall pay the Developer the following Royalties all of which are subject to recoupment of the Minimum Guarantee paid under Paragraph 8 (that is, the Minimum Guarantee regardless of which Version of the Product are cross-collateralized against all royalties earned under this paragraph 7):

7.1.1	in respect of the use of the Products developed under this Agreement and published by Publisher (which shall include any Translation of the Product):
(a)	until the minimum guarantee is fully recouped by the Publisher, Publisher retains 100% of Net Sales Receipts; and
(b)	thereafter xxxxx of Net Sales Receipts.
7.1.2	Schedule 4 details an example as to how the royalties will be calculated between the parties from Net Sales Receipts.
7.1.3	in respect of the use of the Products developed under this Agreement and co-published by Publisher (that is where Publisher has no direct marketing responsibility):

(a)	until the minimum guarantee is fully recouped by the Publisher, Publisher retains 100% of Net Sales Receipts ; and
(b)	thereafter xxxxx of Net Sales Receipts.

In the case where Publisher has no direct manufacturing and marketing responsibility, xxxxx will be used as cogs and xxxxx of the gross wholesale revenue will be used as the marketing spend. The third party royalty shall be based on the third party published royalty schedule.

7.2

Within forty-five (45) days of the Quarter End following the date on which the Publisher first commercially releases a Version of the Product and of every subsequent Quarter End the Publisher shall provide the Developer with a written Royalty Statement specifying in sufficient detail (i) amounts spent in satisfaction of the Marketing Guarantee (as defined below) in respect of that quarter; and (ii) the calculations of Net Sales Receipts and Net Royalty Receipts, and the Royalty (if any) due to the Developer in respect of that quarter. Each Royalty Statement shall be accompanied by a wire transfer for any Royalty due, save that if the Publisher is prevented by the law of any country from making payments outside that country it shall be entities to pay the relevant sums to the Developer in that country. All sums payable to Developer pursuant to this Agreement (including the Minimum Guarantee and Royalties) shall be made in U.S. Dollars. At each Quarter End the Publisher may retain from Royalties payable a reserve against returns or other credits in respect of Units sold by the Publisher hereunder in the manner set out in paragraph 7.2.1.

7.2.1

The Publisher will withhold a general reserve against rebates, deductions, price protection, discounts, allowances or refunds for returned, defective or discounted units, exchanges, credits and the like (the “General Reserve”) either:

7.2.1.1 where Publisher is responsible for the above described items, a reserve not to exceed Ten percent (10%) of gross sales, or

7.2.1.2 where publisher is not responsible for the above described items, in a pro rata amount of any such reserve withheld by Publisher’s co-publishers or sub-licensees of the product. Such pro-rata amount shall be based on the applicable Royalty Rate in Paragraph 7.1. (For example, should a co-publisher withhold from Publisher $1,000 in payments which would fall under Paragraph 7.1.1 above, Publisher would withhold $350 from Developer in a reserve. When co-publisher releases Publisher’s reserve, Publisher will promptly release Developer’s reserve.)

7.2.2	In either case under Paragraph 7.2.1, such reserve shall be liquidated on a twelve month rolling basis.

7.3

Publisher will maintain accurate accounts, books and records that report the marketing, distribution and sales and other commercial exploitation of each Version of the Product which has been commercially released by the Publisher and any sub-licensing by the Publisher. Developer shall have the right to designate a certified public accountant (“the Auditor”) on Developer’s behalf to examine those accounts, books and records solely for the purpose of verifying the expenditures of the Marketing Guarantee and verifying the accuracy of the Royalty Statements under paragraph 7.2 and the Royalty payable under this Agreement. Developer’s Auditor may only make such examination during regular business hours and upon reasonable notice and in manner that is at the Publisher’s reasonable convenience and not disruptive to the Publisher’s business. Each examination will take place at the place the Publisher normally keeps the accounts, books and records to be examined, which is presently in Novato, California. Developer shall be limited to one such examination each 12 months while the Product is being commercially exploited and for 3 years thereafter. Publisher’s accounts, books and records relating to the Marketing Guarantee and to a particular Royalty Statement may be examined only within 36 months after the date the Statement was rendered. Developer shall not have the right to examine Publisher’s accounts, books or records relating to a particular Royalty Statement more than three times. Prior to the commencement of any examination of the Publisher’s accounts, books and records under this Agreement, Developer shall cause the Auditor to sign a letter and/or agreement which acknowledges the confidentiality of the Publisher’s accounts, books and records in the form set out in Schedule 2. The fees of the Auditor shall be at the sole expense of Developer unless such audit discovers previously undiscovered errors in favor of Publisher exceeding both 5% and $2,500 for the entire time period covered by that audit, in which case the Publisher shall reimburse actual and reasonable Auditor’s fees for that audit to Developer in addition to make good the amounts of such errors and pay interest on such unpaid sums at the statutory rate of interest under California law.

7.4

Each Royalty Statement shall be final and binding on Developer unless Developer has given Publisher written notice of objection stating the matters to which it disagrees within 3 years of the issue of the Royalty Statements, and (if the Publisher does not accept any of those objections), unless the Developer has issued and served legal proceedings within 2 years of the date of the Developer’s relevant notice of objection.

8.	MINIMUM GUARANTEE

8.1

The Minimum Guarantee for the development of the Product in accordance with this Agreement shall be the relevant amount set out in Schedule 1 payable to the Developer in the separate Milestone Payments as set out in Schedule 1, each Milestone Payment being payable in accordance with the procedures set out in this Agreement, following acceptance under paragraph 5 above of the materials produced in respect of the corresponding Milestone.

8.2	Without prejudice to the provisions of paragraph 4 above, Publisher shall not unreasonably delay or withhold its acceptance of deliverables in relation to a Milestone.

8.3

Developer may raise an invoice on the Publisher for the relevant Milestone Payment on delivery of the relevant Milestone. Payment of the invoice is due within ten (10) calendar days of the acceptance of the milestone.

8.4

The Publisher shall have no obligation to make any payments to the Developer under this Agreement for anything save for the payment of the Minimum Guarantee referred to in this paragraph 8, Royalties under paragraph 7 and payments (if relevant) under paragraph 6. Nevertheless, any other additional payments that the Publisher, in its discretion, makes to the Developer in relation to the Developer’s work under this Agreement for any reason shall be treated as a further Minimum Guarantee payment and fully recoupable against Royalties payable under this Agreement, unless otherwise agreed in writing.

8.5

All Minimum Guarantees paid by Publisher to the Developer together with payments (if relevant) under paragraph 6 (except payment of Royalties) shall be recoupable at the rate of 100% out of the Royalties payable under this Agreement.

8.6	The parties agree that no finder’s fees are to any party under this transaction.

9.	INDEMNIFICATION.

9.1

Developer Indemnification. Subject to the provisions of paragraph 9.3 (Indemnification Procedures), Developer will indemnify, defend and hold harmless Publisher and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) which arise in connection with any breach or alleged breach by Developer of any of its representations and warranties set forth in paragraph 11 (Warranties of Developer). Notwithstanding anything in this paragraph 9 to the contrary, in the event that, by reason of a claim by a third party of infringement based on the Product, Publisher is temporarily or permanently enjoined from distributing the Product developed under this Agreement, then, if Developer is unable, within sixty (60) days from the signing of the order of injunction, to provide Publisher with a non-infringing Product, Publisher shall have the right to obtain a license from the third party to continue with the marketing, distribution and sale of the Product(s) and Developer shall reimburse Publisher for any reasonable license/settlement fee and related reasonable legal expenses paid by Publisher to the third party, unless Developer ultimately prevails in the litigation; if Publisher elects this remedy and obtains such a license, such remedy shall be Publisher’s sole and exclusive remedy in connection with such claim..

9.2

Publisher Indemnification. Subject to the provisions of paragraph 9.3 (Indemnification Procedures), Publisher agrees to defend, indemnify and hold harmless Developer and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) which arise in connection with the breach or an alleged breach by Publisher of any of its warranties set forth in paragraph 12(Warranties of Publisher).

9.3

Indemnification Procedures. If a third party asserts any claim or allegation which, if proven, would trigger the indemnification obligations set forth in paragraphs 9.1 and 9.2, the indemnifying party shall be notified promptly of such claim by the indemnified party and given control of the defense and/or settlement thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this paragraph 9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all such liability on claims that are the subject matter of such proceeding. Moreover Developer shall not, in the absence of the consent of Publisher (which shall not be unreasonably withheld or delayed), effect any settlement of any pending, threatened or actual proceeding or claim which has the effect of compromising in any way the rights, interests and licenses in the Product or the license granted to Publisher hereunder. The foregoing provisions of this paragraph 9 state the entirety of the parties’ obligations with respect to any claim by any third party.

9.4

Developer shall procure and maintain for itself and its employees and contractors all insurance coverage required by Australian law. Developer also agrees to maintain general liability insurance, in the amount of at least AU$1,000,000. Upon request, Developer shall furnish Publisher with an up-to-date certificate of insurance evidencing such coverage.

10.	MARKETING

10.1

Publisher can replicate up to 1,000 Royalty-free Units for each Initial Machine for use including, but not limited to, promoting the game by sales and public relations and marketing teams on which no Royalty is payable to Developer.

10.2

The parties will work together to determine the optimal time and manner of announcing the Product and having the website “go live”. Developer will own, operate and maintain the “official” website for the Product and Publisher and Developer shall cooperate with each other on providing content for such website.

10.3

Publisher shall, subject to the terms of this Agreement and consistent with its own policies, practices and procedures, use commercially reasonable efforts to promote and exploit the Product throughout the Territory. Publisher agrees that it will release the Product in the United States and in Europe within four (4) months from the date that the Publisher accepts any Gold Master, unless the parties agree in good faith (acting reasonably) to delay the release of the Product. Publisher shall present a marketing plan to Developer no later than thirty days before the Product is to be released in each country or region of the world within the Territory for review and comment. Such plan shall include a sales forecast for the country or region. Publisher, or its co-publisher, shall spend a minimum of five percent (5%) of the expected Net Sales Receipts, based on the sales forecast, in each country or region (the “Marketing Guarantee”). For purposes of this Paragraph 10.3, marketing shall include promotion, advertising, including production of said advertising, publicity materials, retail trade advertising, point of sale materials, co-op allowances, print advertising, trade shows and television and radio advertising.

10.4

Publisher shall furnish Developer without charge thirty (30) samples of each English language Version of the Product distributed hereunder, such samples not to be resold by Developer. Developer shall have the right to purchase additional units of the Product at Publisher’s cost therefore, such copies not to be resold or used for any advertising or promotional activities (except with Publisher’s prior written consent).

10.5

Publisher shall present all marketing materials to Developer for review and approval, not to be unreasonably withheld. Developer shall have ten (10) days to approve or reject such materials. In the case where Developer does not respond within ten (10) days, the marketing materials are deemed approved.

10.6

Publisher shall be responsible for setting the initial suggested retail price (SRP) and any subsequent changes to said SRP. Such pricing shall represent Publishers best efforts to properly price the Product taking into account, the perceived quality or the Product, the market and pricing of any competitive products. In the event that Publisher deems it necessary to change the SRP, Publisher shall inform Developer of such change and the reasons for such change.

11.	WARRANTIES OF DEVELOPER

11.1	The Developer represents and warrants that:

(a)

it is and will at all material times own or control all Intellectual Property Rights in the Product, free from any third party right or interest which would impair the rights of the Publisher under this Agreement;

(b) it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights expressed to be granted by it;

(c)	nothing contained in the Product will infringe a third party’s Intellectual Property Rights, of a right of privacy or name or image or likeness, or become liable under unfair competition law;

(d)nothing contained in the Product will be obscene or libelous or otherwise in breach of any relevant laws or regulations of any territory which relates to health and safety;

(e)

each Gold Master will be Virus Free on its Acceptance Date and each Gold Master shall not contain any software routine designed to disable a computer Product automatically with the passage of time or by the intervention of a third party other than a licensee of the Gold Master or Publisher;

(f)	the Product will be an original work created by the Developer;

(g) the execution of this Agreement will not put the Developer in breach of any other agreement including an exclusive term agreement;

(h) the Developer has received no notice of any claim pending or threatened against Developer based on infringement of the rights set forth in this Agreement;

(i) the Developer has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Publisher hereunder in such a way as to materially affect the rights granted to Publisher hereunder, and Developer will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights in such a manner as to encumber the rights granted to Publisher hereunder;

(j) Developer will not use Publisher’s name or logos or the names of any of Publisher’s products for any purpose, including, but not limited to, advertising or promotional purposes, except as provided in this Agreement or with the prior written consent of Publisher.

12.	WARRANTIES OF PUBLISHER

12.1	The Publisher warrants and represents:

(a)        it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights granted;

(b)      nothing contained in this Agreement or in the performance of this Agreement will place Publisher in breach of any other contract or obligation.

(c)       Publisher does not know or have reason to know that anything Publisher provides that is or will be contained in the Product does or will violate or infringe any Intellectual Property Rights, whether statutory or common law of any third party in any jurisdiction, or contain any libelous or otherwise unlawful material;

(d)	Publisher has received no notice of any claim pending or threatened against Publisher based on infringement of the rights set forth in this Agreement; and
(e)	Publisher warrants that it has the financial ability to enter into and perform all its obligations under this Agreement.

12.2

Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

13.	TERMINATION

13.1

Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party is in breach of any of its material obligations under this Agreement and, if the breach is capable of remedy, it has continued unremedied for a period of thirty calendar 30 days after the other party has been given written notice specifying the breach and the steps required to remedy it. Failure to pay any monies due under this Agreement and failure to release the Product within four (4) months of acceptance of each Gold Master, subject to adjustment as allowing clause 10.3 is a material breach and subject to cure under this Paragraph 13.1. In the case of a breach for non-release of the Product in a portion of the Territory, after the cure period, if the breach has not been cured, the rights to the portion of the Territory in breach shall revert to Developer.

13.2

If Sony Computer Entertainment of America or Microsoft Corp. reject the concept submittal for any reason, except due to Publisher’s act or omission, Publisher may cancel this agreement for the non-approved product and any Minimum Guarantee payments made under this Agreement to such date are fully and immediately refundable to the Publisher.

13.4

Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party shall have a receiver or an administrative receiver or an administrator or liquidator appointed over it (except a liquidator appointed for the purpose of amalgamation or reconstruction) or shall pass a resolution for winding up or shall enter into any voluntary agreement with its creditors or shall become bankrupt or file for voluntary bankruptcy or anything analogous to any of the above under the law of any jurisdiction occurs in relation to such party.

13.6

If at any time, Developer is more than thirty days late delivering a Milestone, and such event is not due to the acts or omissions of Publisher, Publisher may Terminate this Agreement. In such case, as Publisher’s sole remedy, Developer shall return all Minimum Guarantee payments paid to such date.

13.7

Developer may terminate this Agreement at any time prior to the Publisher paying the balance of the Minimum Guarantee by giving written notice to Publisher that Developer has selected another publisher to publish the Product. Termination pursuant to this clause will take effect from the date that the Developer has repaid any amounts (in full) paid to it by the Publisher pursuant to this Agreement. A notice of termination pursuant to this clause 13.7 will be invalid in the event that the opportunity has arisen as a result of the Publisher introducing the Product to the new publisher and such notice was given prior to 28 February 2005.

13.8

Subject to clauses 13.1, 13.4, 13.7 and 13.9, and notwithstanding any other provision contained in this Agreement, Developer cannot terminate this Agreement prior to US third party hardware manufacturer final approval (ready for release to manufacturing).

13.9

In the event that Publisher does not pay the sum of xxxxx xxxxx by 5pm Pacific Standard Time, 28 February 2005, Developer may immediately terminate this Agreement by written notice to Publisher. If this Agreement is terminated in accordance with this clause 13.9:

(a)	each party is solely responsible for all expenses (direct and indirect) that have been, or will be, incurred by them under this Agreement;
(b)

Publisher acknowledges and agrees that on termination of this Agreement pursuant to this clause 13.9, all intellectual property (if any) that vested in Publisher by virtue of this Agreement is immediately assigned to Developer;

(c)

the termination of this Agreement and any actions undertaken by the parties pursuant to this clause 13.9 shall be made without any admission of liability by either party and shall be in complete satisfaction of the each party’s respective obligations under this Agreement; and

(d)

in consideration of the representations detailed in this clause 13.9 each party forever releases and indemnifies the other (including all officers and directors) from all Claims. The term “Claims” includes all manner of actions, suits, causes of action, arbitration, debts, dues, interest, costs, claims, demands, verdicts and judgments whatsoever, in any jurisdiction, in any state or country, howsoever arising, that either party may now or in the future have against the other party arising out of or in connection with the Agreement. The term “Claims” also includes any claim howsoever arising, that either party may now or in the future have against the other party arising out of or in connection with any intellectual property rights detailed in Agreement

14.	CONSEQUENCES OF TERMINATION

14.1

Any termination of the Agreement shall not affect any accrued rights or liabilities of either party, nor any other rights of the terminating party in relation to the matter giving rise to the termination, nor shall it affect the coming into force or the continuance in force of any provisions of this Agreement which are expressly intended to come into or to continue in force on or after such termination. Termination of this Agreement by the Publisher under Paragraph 13 shall not affect any Version whose Acceptance Date has already occurred, and this Agreement shall continue to apply in all respects to any such Version.

15.	CREDITS AND ARTWORK

15.1

Publisher acknowledges that Developer’s Name and logo shall appear on a splash screen during the “boot-up” sequence of the Product, subject to approval of the Hardware Manufacturers. Subject to such approvals, whenever Publisher’s name and/or logo appears, Developer’s name and/or logo shall appear on the Product packaging, User Manuals, demo discs and self-playing demos, screenshots, and full-page print advertising, in approximately the same size of Publishers logo on the Product and in the credits of all Versions of the Product. In addition Developer may designate a reasonable number of persons to receive individual text credits in the Product whose names and capacities Developer shall submit to Publisher prior to final delivery of the Product. On Publisher’s request, Developer shall promptly supply Publisher with any transparencies that might be required by it for the purposes of this paragraph. Publisher’s obligations under this paragraph are subject to the final approval of the applicable Hardware Manufacturer. An inadvertent failure by Publisher to include Developer’s name or logo shall not be a material breach of this Agreement, provided that Publisher shall cure any such failure on a prospective basis once Publisher has been notified of same.

15.2

Developer shall supply Publisher on reasonable request (so as not to interfere with Developer’s efforts to complete and deliver the Product as contemplated hereunder) with any relevant materials it may have that may be useful to Publisher for artwork, packaging, merchandising, marketing and advertising including play through videos, demo discs, screenshots and graphics of characters.

15.3

Publisher shall cause copyright, patent and trademark notices to appear on each unit of the Product (other than on screen notices, the production and placement of which shall be Developer’s responsibility) and on the back of the Product packaging and User Manual and advertising materials as may be designated and approved by Developer.

16.	SUPPORT

16.1

The Developer shall at its sole expense correct any Errors in any Gold Master which become apparent after that Gold Master has been accepted by the Publisher and which the Publisher notifies to the Developer, and shall carry out any other alterations to the Gold Master which the Publisher notifies the Developer are needed for any of the following reasons: to obtain the rating in the US from the ESRB as specified in the Specification; to obtain the approval of Hardware Manufacturers; or to ensure that the Product conforms with the Specification. The Developer shall start correction of Errors and making of alterations within 5 days of receiving the Publisher’s notice and shall rectify all Errors and make all alterations set out in the notice as soon as reasonably practicable thereafter. Developer’s obligations under this paragraph 6.1 in respect of each Version shall terminate twelve (12) months after the initial commercial release of the Product pursuant to this Agreement.

16.1.1

The parties shall work together so that the Product does not violate the guidelines for ratings issued by ESRB in the United States and ELSPA in the UK or censorship ratings in other countries in the Territory. In any case where the Product does not meet the guidelines, Developer shall be responsible at its own cost to promptly correct the Product.

16.2

From the date that the Publisher accepts any Gold Master, the Developer will provide technical support to the Publisher only (not to End Users under any circumstances) in respect of that Gold Master without further charge. This support will continue for a period of 7 calendar months from the date of first commercial release by Publisher and will be by means of e-mail and telephone on Working Days and during regular business hours, Melbourne Time. Developer will use reasonable endeavors to provide a service out of hours and on non-Working Days in the event of exigent circumstances. The support will be provided by a person with reasonable technical knowledge of the Product. Any questions that cannot be dealt with immediately will be responded to with reasonable promptness. Failure by Developer to provide such support shall not be a material breach of this Agreement.

17.	NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be given by fax (if confirmed by delivery of the hard copy as provided herein), courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned:

IR Gurus Interactive Level 1, 96 Pelham Street, Carlton, Victoria 3053, Australia Attn: Mike Fegan	Red Mile Entertainment. 4000 Bridgeway Suite 101 Sausalito, CA 94965 Attention: CFO
Phone: 011 613 9347 5044 Fax: 011 613 9347 5233	Phone: 1 (415) 819-0919 Fax: 1 (415) 381-8111

Notices shall be deemed given when faxed (if confirmed by delivery of the hard copy as provided herein), delivered by a courier or, in the case of mail, upon receipt, with written notification of said receipt.

18	CONFIDENTIALITY

18.1

Each party to this Agreement acknowledges that it will have access to proprietary or confidential information of the other party including, but not limited to, the terms of this Agreement, the documentation and materials produced in accordance with this Agreement, marketing information, manufacturing information, customer or client information and development techniques and know-how (“the Confidential Information”). During the Term of this Agreement, each party will regard and preserve as strictly confidential the Confidential Information and will not use the Confidential Information or disclose the Confidential Information to a third party other than is strictly necessary in order to fulfill an obligation under this Agreement.

18.2	The obligations of confidentiality and non-use specified in paragraph 18.1 will not apply to any Confidential Information of one party which:

18.2.1

was known by the other party prior to the date of this Agreement and not obtained or derived, directly or indirectly, from such party or its Affiliates or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

18.2.2

is or becomes public or available to the general public otherwise than through any act or default of the other party or any breach of a confidentiality obligation to the disclosing party by a third party;

18.2.3

is obtained or derived prior or subsequent to the date of this Agreement from a third party which, to the best knowledge of the party acquiring such information, is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations;

18.2.4	is independently developed by such party without use of the other party’s confidential information; or

18.2.5	is required to be disclosed by one of the parties pursuant to an applicable law or under a government or court order provided that:-

(a)	the obligations of confidentiality and non-use will continue to the fullest extend not in conflict with such law or order; and

(b)

if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will give notice to the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information.

18.3

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of either party’s obligations under this paragraph 18 by the other party, or any employees, consultants or other persons under the other party’s supervision and that the disclosing party shall be entitled to specific performance, including, without limitation, injunctive relief, as a remedy for any such breach. The parties agree that the damaging party shall reimburse the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the damaged party in connection with the enforcement of this Agreement.

18.4

In the event of any termination or expiration of this Agreement, each party shall promptly return to the other party all Confidential Information of such other party in tangible form, the receiving party shall certify in a writing signed by an authorized officer or representative that the foregoing have been shredded and disposed of in a secure manner.

19	GENERAL

19.1

No addition to or modification of any provision of this Agreement shall be binding upon the parties unless made by written instrument signed by a duly authorized representative of each of the parties. Each party confirms it is not relying on any representation or commitment by the other in entering into this Agreement except as set out in this Agreement. This paragraph 19.1 shall not apply to any deliberate misrepresentations made before this Agreement was made.

19.2

Developer may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Publisher, which consent will not be unreasonably withheld; provided, however that Developer may assign its right to receive payments of the Minimum Guarantee and/or Royalties hereunder without the consent of Publisher. Publisher may assign this Agreement to a purchaser of the business of Publisher or substantially all the assets of the business without the consent of Developer, but save as aforesaid Publisher may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Developer, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, and their respective successors and permitted assigns.

19.3

Neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

19.4

No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

19.5

If any provision or wording of this Agreement is held by a judicial authority having jurisdiction over the matter to be unlawful or unenforceable for any purpose, it shall be deemed excluded for that purpose and the rest of this Agreement shall remain in full force and effect. The parties will negotiate in good faith a valid and enforceable provision to replace the excluded provision as closely as reasonably possible.

19.6

FORCE MAJUERE. In the event that either party is prevented from fulfilling its material obligations hereunder or said obligations are materially interfered with by reason of events of war, fire, flood, earthquake, explosion or other natural disaster, industrial action or any other reason beyond the reasonable control of that party, such obligation shall be delayed until it can be performed. The party claiming excusable delay must promptly notify the other party of such delay. If the delay continues for more than 45 days the other party may terminate this Agreement by giving 45 days prior written notice to the delaying party provided that the Agreement will not terminate if the party claiming excusable delay substantially performs the material obligation which has been delayed within such 45 day notice period from the other party.

19.7

EXCEPT FOR THE OBLIGATIONS IN PARAGRAPH 9, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

19.8

Developer’s services and rights herein granted are special, unique, extraordinary and intellectual in character and value such that the loss thereof could not be reasonable compensable in damages in an action at law. Accordingly, Publisher shall be entitled to seek equitable relief by way of injunction or otherwise to prevent the breach or continued breach thereof. Should Publisher’s co-publisher in a particular country or region breach the Agreement, Developer may only seek injunction in the country or region where such breach occurred.

19.9

If any dispute arises in connection with this Agreement, either party may convene an extraordinary meeting on their respective Developer’s Project Manager and Publisher’s Producer by serving not less than 3 Working Days notice on the other. At such meeting the representatives shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. If the Developer’s Project Manager and Producer’s Publisher cannot resolve the dispute, then either party may refer the dispute to the respective chief executive officers of the parties by serving notice on the other party. The chief executive officers shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. Nothing in this paragraph shall limit the ability of either party to seek legal redress in respect of the dispute in a court of law.

19.10	Developer may change their Project Manager and Publisher may change the Publisher’s Producer at any time by giving the other party 5 Working Days’ notice of the change and such notice shall stipulate the new Developer’s Project Manager or Producer’s Publisher name, address, telephone number and any other relevant contact details.

19.10

Until one year has passed from the initial release of the United States PS2 version of the Product, this Agreement and all questions arising hereunder shall be governed by and construed in accordance with the laws and decisions of the State of California without giving effect to the principles thereof relating to conflicts of law. After such period, the Agreement will be governed by and interpreted in accordance with the substantive laws of Australia. Subject to the above, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA UNTIL THE TURNOVER DATE AND THEREAFTER IN ANY COURT OF COMPETENT JURISDICTION IN AUSTRALIA, AND BY EXECUTION AND DELIVERY OF AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS LICENSED PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings against the other party in the courts of any other jurisdiction. The parties stipulate and agree that any judgment relating to this Agreement, which is entered in a court located within California, shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which give rise to such judgment in any state, county, province, commonwealth, or territory having jurisdiction over their respective persons or properties. The parties recognize that the above agreement to submit all controversies to forever-binding adjudication by a court located within San Francisco, California does not constitute a confession of judgment on anybody’s part, but is simply an agreement, similar to an arbitration agreement, to have particular controversies resolved, once and for all, by a specified tribunal. Notwithstanding the foregoing, all parties agree that equitable relief, including injunctive and specific performance, may be necessary and proper to enforce their obligations and commitments under this paragraph, including without limitation under Paragraphs 2, 10, 11, 12, 13, 14, 15 and 18 of this Agreement and this choice of jurisdiction or venue does not prevent either party from seeking such relief in any court of competent jurisdiction throughout the world.

19.12

In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intention of the parties as originally expressed herein.

19.13	The prevailing party in any litigation between the parties shall recover from the other party its reasonable legal fees and expenses.

19.14	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

ACCORDINGLY this Agreement has been entered into by the parties on the date set out on page 1.

Red Mile Entertainment, Inc	IR Gurus Interactive

/s/ Ed Roffman	/s/ Mike Fegan
Ed Roffman, CFO	Mike Fegan

DATE: March 1, 2005

AMENDMENT 1

TO THE

SOFTWARE DEVELOPMENT AND LICENSING AGREEMENT DATED

January 21, 2005 between

RED MILE ENTERTAINMENT

AND

IR GURUS INTERACTIVE

This Agreement when completely executed shall constitute an amendment (“Amendment #1”) to the Software Development and Licensing Agreement dated January 21, 2005 (the “Agreement”)by and between IR Gurus Interactive (“IR Gurus”) and Red Mile Entertainment, Inc. (“Red Mile”).

The Agreement shall be amended in the following respects only:

Paragraph 7.1.3 is deleted in its entirety and replaced with the following:

7.1.3 in respect of the use of the Products developed under this Agreement and co-published by Publisher in the PAL territories (as that term is commonly used and understood in the video game business):

(a)        until the initial Minimum Guarantee payment and any other Minimum Guarantee payments for the PAL territories is fully recouped by the Publisher, Publisher retains 100% of Net Royalty Receipts ; and

(b)	thereafter, Publisher retains xxxxxx of Net Royalty Receipts.

Paragraph 13.7 of this Agreement is deleted in its entirety and replaced with the following.

13.7 Until Publisher has a firm co-publishing offer (accepted term sheet or letter of intent) for the Product in a given territory, Developer may terminate this Agreement for that territory at any time by giving written notice to Publisher that Developer has selected another publisher to publish the Product in that territory. Termination pursuant to this clause will take effect from the date that the Developer has repaid any amounts (in full) paid to it by the Publisher pursuant to this Agreement for such territory. A notice of termination pursuant to this clause 13.7 will be invalid in the event that the opportunity has arisen as a result of the Publisher introducing the Product to the new publisher and such notice was given prior to 31 March 2005.

Paragraph 13.9 and 13.9(a) are deleted in their entirety (but not paragraphs 13.9(b) through (d)) and replaced with the following:

13.9

In the event that Publisher does not pay the initial minimum guarantee payment by March 4, 2005 or any minimum guarantee for a specific territory as specified in Schedule 1 within three business days of Publisher receiving good funds for its minimum guarantee from a third party, Developer may terminate this Agreement for such territory by written notice to Publisher. If Publisher does not have a firm deal (accepted offer) by March 31, 2005 or does not make a minimum guarantee payment for either North America or the PAL territories by April 30, 2005, Publisher may terminate this Agreement for the territory or territories for which it has not received such offer or payment. If this Agreement is terminated for all territories in accordance with this clause 13.9:

13.9 (a) the parties agree that upon termination of this agreement under this paragraph 13.9, any Minimum Guarantees paid by Publisher to Developer are immediately repayable by Developer. Other than these Minimum Guarantees, each party is solely responsible for all expenses (direct and indirect) that have been, or will be, incurred by them under this Agreement.

Accordingly, this Amendment 1 to the Agreement has been entered into by the parties on the date set out on Page 1.

Red Mile Entertainment, Inc	IR Gurus Interactive

/s/ Ed Roffman	/s/ Mike Fegan

Ed Roffman, CFO	Mike Fegan, CEO

DATE: May 1, 2005

AMENDMENT 2

TO THE

SOFTWARE DEVELOPMENT AND LICENSING AGREEMENT DATED

January 21, 2005 between

RED MILE ENTERTAINMENT

AND

IR GURUS INTERACTIVE

This Agreement when completely executed shall constitute an amendment (“Amendment #2”) to the Software Development and Licensing Agreement dated January 21, 2005 (the “Agreement”) and amended on March 1, 2005 by and between IR Gurus Interactive (“IR Gurus”) and Red Mile Entertainment, Inc. (“Red Mile”).

The Agreement shall be amended in the following respects only:

The definition of “Term” shall be deleted and replaced in its entirely with the following:

“Term” shall mean five years from the initial commercial shipment in a PAL territory. At the end of the Term, Publisher shall cease manufacturing any additional units of the Product. Publisher may continue to sell units in inventory for an additional six months (“Sell-off Period”) beyond the term. Royalties for sales of Products during the Sell-off Period shall be paid and remitted in accordance with Paragraph 7.

Accordingly, this Amendment 2 to the Agreement has been entered into by the parties on the date set out above.

Red Mile Entertainment, Inc	IR Gurus Interactive

/s/ Ed Roffman	/s/ Mike Fegan

Ed Roffman, CFO	Mike Fegan, CEO

DATE: August 3, 2005

AMENDMENT 3

TO THE

SOFTWARE DEVELOPMENT AND LICENSING AGREEMENT DATED

January 21, 2005 between

RED MILE ENTERTAINMENT

AND

IR GURUS INTERACTIVE

This Agreement when completely executed shall constitute an amendment (“Amendment #3”) to the Software Development and Licensing Agreement dated January 21, 2005 (the “Agreement”) and amended on March 1, 2005 and May 1, 2005 by and between IR Gurus Interactive (“IR Gurus”) and Red Mile Entertainment, Inc. (“Red Mile”).

The Agreement shall be amended in the following respects only:

1. The definition of “Term” shall be deleted and replaced in its entirety with the following:

“Term” shall mean five years from the latest of the initial commercial shipment in a PAL territory or in an NTSC Territory. At the end of the Term, Publisher shall cease manufacturing any additional units of the Product. Publisher may continue to sell units in inventory for an additional twelve months (“Sell-off Period”) beyond the term. Royalties for sales of Products during the Sell-off Period shall be paid and remitted in accordance with Paragraph 7.

2. The definition of “Net Royalty Receipts” shall be deleted and replaced in its entirety with the following:

“Net Royalty Receipts” shall mean all funds received by Red Mile from any third party publisher licensed by Red Mile to publish the Product or exploit any other rights associated with the Intellectual Property Rights.

3. Paragraphs 7.1.1 and 7.1.2 are deleted.

4. Paragraph 7.1.3 is deleted in its entirety and replaced with the following:

7.1.3 in respect of the use of the Products developed under this Agreement and co-published by Publisher

(a) in the PAL territories (as that term is commonly used and understood in the video game business):

(i)	the Developer will be entitled to xxxxx% of all minimum guarantee payments made by third party publishers; and
(ii)	Publisher retains xxxxxx% of Net Royalty Receipts and Publisher shall pay 50% of Net Royalty Receipts to Developer.

(b) in the United States of America, Canada and Mexico:

(i)	the Developer will be entitled to xxxx% of all minimum guarantee payments from third party publishers and 100% of Net Royalty Receipts until Developer has received a total of $xxxxxxxxxxxxxxxxxxxx);
(ii)

after Developer has been paid xxxxxx (either from a minimum guarantee payment or from both a minimum guarantee payment and Net Royalty Receipts), Publisher retains xxxxx of Net Royalty Receipts and Publisher shall pay xxxxx of Net Royalty Receipts to Developer.

(c) in the all NTSC territories (as that term is commonly used and understood in the video game business) other than those set out in clause 7.1.3(b) the Publisher will retain xxxxx of “Net Receipts” and Developer will retain the balance. For the purposes of this clause, “Net Receipts” means all receipts (including minimum guarantees or royalties of any kind) generated from exploitation of the Product less actual costs (being COGS and any out of pocket expenses of both Publisher or Developer)

Set out below is an illustration:

The PAL publishing agreement provides:

(a)	Minimum Guarantee to Red Mile of xxxxxxxxxxxxx
(b)	Royalties to Red Mile equal to 100% of Net Sales until the Minimum Guarantee is fully recouped and xxxxx of Net Sales thereafter

Assume the publishing agreement for United States, Canada and Mexico provides;

(a)	Minimum Guarantee to Red Mile of USxxxxxxxxxxxxx
(b)	Royalties to Red Mile on a sliding scale xxxxxxxxx% of Net Sales

Assuming payments made to Red Mile under the royalty provisions of the publishing agreements (i.e. after any minimum guarantee is recouped by the third party publisher) in PAL territories is xxxxxxxxxxxxxx, in the United States of America, Canada and Mexico is US xxxxxxxxxx and receipts (net of costs in other territories is US$xxxxxxxxxx, IR Gurus would receive:

(a)	Minimum Guarantee equal to US$xxxxxxxxxxxxxxxxxxxxxxxxxx
(b)	Share of Net Royalty Receipts of US$xxxxxxxxxxxxxxxxxxxxxxxxxxxxx

Red Mile would receive:

(a)	Minimum Guarantee equal to USxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

Xxxxx Share of Net Royalty Receipts of USxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx)

5. Paragraph 7.2 is deleted and replaced with the following:

Red Mile shall provide the Developer with a written Royalty Statement specifying in sufficient detail the calculation of Net Royalty Receipts IR Gurus is entitled to (such Royalty Statement to include any statement of royalties provided to Red Mile by a third party publisher). Such statement must be provided within 5 business days of receipt of any statement of royalties from a third party publisher. Each Royalty Statement will be accompanied by a wire transfer for any Royalty due, save that if Red Mile is prevented by the law of any country from making payments outside that country Red Mile shall be entitled to pay the relevant sums to the Developer in that country. All sums payable to Developer pursuant to this Agreement shall be made in the currency funds are paid to Red Mile by third party publishers.

6. Paragraph 7.3 is amended by deleting “verifying the expenditures of the Marketing Guarantee and” after the words “Developer’s behalf to examine those accounts, books and records solely for the purpose of” and by deleting the words “the Marketing Guarantee and to” after the words “Publisher’s accounts, books and records relation to”

7. A new paragraph 7.5 will be inserted as follows:

Developer and Red Mile will consult one another on any review to be undertaken pursuant to a third party publishing agreement. In the event IR Gurus wishes Red Mile to undertake a review of any royalty statements and Red Mile does not wish so, Red Mile will undertake such review at IR Gurus expense.

8. A new paragraph 7A is inserted a follows:

7A.1 Red Mile will “Consult” (“Consult” is defined as allowing IR Gurus to review and comment on the agreement, but so long as nothing in the third party publisher agreement causes Red Mile to be in violation of the Red Mile - IR Gurus Agreement, Red Mile shall have final decision making authority) with IR Gurus in relation to:

(a)	the negotiation of the long form publishing agreement for NTSC; and

(b)	the renegotiation of any terms of its publishing agreement with Codemasters.

By consulting with IR Gurus, Red Mile undertakes to act in good faith in representing the financial and other interests of IR Gurus with respect to the publishing arrangements.

7A.2 By consulting with Red Mile, IR Gurus undertakes to act in good faith in assisting Red Mile to complete negotiation of a long form publishing agreement with a third party publisher taking Red Mile’s financial and other interests into account.

7A.3 Red Mile must ensure all terms of any publishing agreement are consistent with the rights granted to it under this agreement.

7A.4 The parties acknowledge that the Product is in “code lock down” such that no further amendments to the code other than bug fixes will be made prior to submission of the gold master candidate.

7A.5 Any costs incurred by Red Mile or IR Gurus in fulfilling the obligations incurred in the Sections 7 and 8 shall be borne by IR Gurus.

9. Paragraph 13.7 is deleted and replaced with the following:

“Until February 1 2006, Red Mile will have the exclusive right to sub-licence the rights to the Product in all remaining territories not covered by a publishing agreement as at the date of this Agreement, thereafter these rights will automatically revert to IR Gurus and Red Mile will cease to have any financial interest in the Product in respect of those territories where no binding long form sub-licence has been entered into.

10. A new paragraph 14.2 is inserted a follows:

14. 2 In the case where a Publishing agreement made by Red Mile with a third party is terminated due to IR Gurus inability to deliver in accordance with the terms of such Agreement, and as a result, Red Mile is required to refund monies received under such Agreement, IR Gurus will refund all monies paid by Red Mile related to the terminated agreement. If Red Mile is required to reimburse the Licensee for additional funds such as advertising, marketing and promotional funds spent by Licensee, IR Gurus will reimburse Red Mile for such amounts as well.

Red Mile will use all reasonable commercial efforts to negotiate publisher and/or distribution arrangements with third parties for all other territories not covered by the “Ubisoft or Code Masters Publisher Agreements” for the Product.

Accordingly, this Amendment 3 to the Agreement has been entered into by the parties on the date set out above.

Red Mile Entertainment, Inc	IR Gurus Interactive

/s/ Ed Roffman	/s/ Andrew Neire
Ed Roffman, CFO	Andrew Neire, Director